Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-257392, 333-239459, 333-216135, 333-201049 and 333-181479) of Supernus Pharmaceuticals, Inc. of our report dated February 23, 2021 relating to the financial statements of Adamas Pharmaceuticals, Inc., which is incorporated by reference in this Current Report on Form 8-K/A.
/s/ PricewaterhouseCoopers LLP
San Jose, CA
February 10, 2022